EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 10, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 752 (Closed-End Strategy: Cohen & Steers Master Equity and Income Portfolio, Series 9, Closed-End Strategy: Senior Loan and Limited Duration Portfolio, Series 16, Closed-End Strategy: Cohen & Steers Master Income Portfolio, Series 15 and Closed-End Strategy: Cohen & Steers Master Municipal Income Portfolio- National Series 12) as of April 10, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
April 10, 2008